Exhibit 10.29

HERITAGE BANKSHARES, INC.

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

WITH MICHAEL S. IVES

THIS EXECUTIVE DEFERRED COMPENSATION AGREEMENT, (the “Agreement”) by and between HERITAGE BANKSHARES, INC., HERITAGE BANK, (collectively, together with their affiliates and successors, the “Corporation”) and MICHAEL S. IVES (“Executive”), is made effective the 1st day of February, 2010.

INTRODUCTION

The Corporation has entered into this Agreement with Executive for the purpose of permitting Executive to defer receipt of salary earned as an employee of the Corporation, in accordance with this Agreement.

This Agreement is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for the Executive who is included within the definition of a “select group of management or highly compensated employees” (as such phrase is used in ERISA.) This Agreement must be administered and construed in a manner that is consistent with that intent.

This Agreement is intended to satisfy the requirements of Code section 409A and Treasury Regulations issued thereunder. Each provision and term of this Agreement should be interpreted, and each action taken hereunder should be carried out, in accordance with that intent.

The Agreement is also intended, due to its structure and terms, to be exempt from the compensation restrictions under the provisions of the Emergency Economic Stabilization Act of 2008 as amended by the American Recovery and Reinvestment Act of 2009 applicable to financial institutions under the Troubled Asset Relief Program.

ARTICLE I

DEFINITIONS

The following phrases or terms have the indicated meanings:

1.01	Account

Account means the unfunded bookkeeping account established for Executive under Article II hereof.

1.02	Base Salary

Base Salary means the base or regular salary paid to Executive by the Corporation.

1.03	Beneficiary

Beneficiary means the person or persons designated in writing by the Executive in a form attached hereto as Schedule A. If the Executive fails to designate a beneficiary in the manner prescribed by the Board, Beneficiary means the Executive’s estate. The Executive may amend or change his Beneficiary designation by submitting a new Schedule A.

1.04	Board

Board means the Board of Directors of the Corporation or, with respect to a particular role or duty under this Agreement, the person or committee, if any, to whom the Board of Directors of the Corporation has delegated responsibility for such role or duty.

1.05	Change in Control

A Change in Control occurs on the first to occur of (i) the date that any one person, or more than one person, acting as a group, acquires ownership of stock of the Corporation that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation; (ii) the date that any one person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30% or more of the total voting power of the stock of the Corporation; (iii) a majority of the members of the Board’s being replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) the date that any one person or group acquires assets (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Corporation immediately before such acquisition. This definition of Change in Control shall be interpreted in a manner that is consistent with Treasury Regulation section 1.409A-3(i)(5).

1.06	Code

Code means the Internal Revenue Code of 1986, as amended.

1.07	Deferral Election

Deferral Election means an irrevocable election in writing (or made through such other method permitted by the Board) and timely filed with the Chief Financial Officer of the Corporation to defer a portion of Executive’s Base Salary with respect to a Deferral Year. A Deferral Election shall specify the time and form of payment of distributions from the Executive’s Account.

1.08	Deferral Year

Deferral Year means the calendar year in which the Executive’s Base Salary is earned.

1.09	Disability or Disabled

Disability or Disabled means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.10	Effective Date

The Effective Date of this Agreement is February 1, 2010.

1.11	ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.12	Separation from Service

Separation from Service means the Executive’s separation from service with the Corporation, within the meaning of Treasury Regulations under Code section 409A, for any reason.

1.13	Specified Employee

Specified Employee means the Executive if, as of December 31 of any calendar year, he satisfies the requirement of Code section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with Treasury Regulations thereunder and disregarding Code section 416(i)(5)). If the Executive meets the criteria set forth in the preceding sentence as of a given December 31, he will be considered a Specified Employee for purposes of this Agreement for the 12-month period commencing on the next following April 1.

ARTICLE II

DEFERRAL ELECTIONS

2.01	General

Executive may elect to defer all or part of his Base Salary for a Deferral Year by filing a Deferral Election in the form attached hereto as Schedule B with the Chief Financial Officer of the Corporation no later than December 31 immediately prior to the commencement of such Deferral Year. The amount of Base Salary deferred may be expressed as a percentage per pay period, or flat dollar amount per pay period or for the Deferral Year, or a combination thereof (e.g., 50% of Base Salary per pay period up to a maximum of a specified dollar amount per pay period; 50% of Base Salary up to a maximum of a specified dollar amount for the Deferral Year). A Deferral Election shall become irrevocable on December 31 immediately prior to the Deferral Year for which the Deferral Election is being made.

2.02	First Year of Eligibility

For the 2010 Deferral Year, if Executive chooses to make a Deferral Election, he must make such Deferral Election within thirty (30) days after the Effective Date. Such Deferral Election shall be valid only with respect to Base Salary paid for services rendered after the Deferral Election is made. Such Deferral Election shall be irrevocable when made.

ARTICLE III

ACCOUNT AND INVESTMENTS

3.01	Account

Executive’s Account shall be credited with Executive’s Base Salary deferred under this Agreement and any investment earnings and losses thereon.

3.02	Investments

Executive may direct by written instruction delivered to the Chief Financial Officer of the Corporation that this Account be valued as if it were invested in one or more of the Vanguard family of funds. Executive may select one or more investment funds(s) at the time(s), and with respect to the percentage of his Account and may change his selection of investment funds. Any such change, which must be submitted to the Chief Financial Officer of the Corporation in writing, will become effective as soon as administratively practicable. If Executive fails to make an investment selection with respect to all or part of his Account, he shall be deemed to have selected a one year certificate of deposit at the prevailing rate offered by the Corporation to its customers.

The portion of Executive’s Account valued by reference to an investment fund shall be valued daily based upon the performance of such investment fund. Such valuation shall reflect the net asset value expressed per share of the designated investment fund(s).

All investment funds referenced above are deemed investment measures and shall not represent an ownership interest in any investment fund or other asset.

3.03	Equitable Adjustment in Case of Error of Omission

If an error or omission is discovered in Executive’s Account, the Board shall make such equitable adjustments as shall be necessary and permissible under Code section 409A to effect the intent of the parties.

ARTICLE IV

VESTING

Executive’s Account shall be fully vested and nonforfeitable at all times.

ARTICLE V

TIME AND FORM OF PAYMENT OF BENEFITS

5.01	Time of Payment of Account

Executive may elect, at the time he completes his Deferral Election form for a Deferral Year, to have the portion of his Account attributable to Base Salary deferred for such Deferral Year paid (i) at the time of his Separation from Service; (ii) on a specified date; or (iii) on the earliest of the Executive’s Separation from Service, Change in Control, upon an anniversary of a Change in Control or a specified date. In the event Executive fails to make an election under this Section 5.01 on a Deferral Election form, the portion of his Account subject to such Deferral Election shall be paid in a lump sum within 30 days of Executive’s Separation from Service, subject to Section 5.03.

5.02	Form of Payment

Executive shall elect on his Deferral Election form to receive the amounts subject to such Deferral Election form in a lump sum or in annual installments of two to 10 years, with the lump sum or first installment paid within 30 days of the event specified by the Executive on his Deferral Election Form. One remaining installment, if any, shall be paid on each January 15 (or any later date in the same calendar year) following the Executive’s Separation from Service, Change in Control, death, Disability or specified date until all installments are paid.

5.03	Delay for Specified Employees

If Executive is a Specified Employee on the date of his Separation from Service (other than death or Disability), the payments due under this Agreement shall be paid or begin on the first day of the month immediately following the six-month anniversary of the Executive’s Separation from Service. Installments that would have been paid during such six-month period had Executive not been a Specified Employee will be included in the first payment. Such delay shall apply only to the extent required by Code Section 409A and, thus, generally shall not apply to payments due only upon a specified date or Change in Control, death or Disability.

5.04	Payment in the Event of Executive’s Death or Disability

If Executive’s employment terminates due to his death, Disability or Executive dies after payments have commenced under this Agreement, any remaining payments shall be made to Executive’s beneficiary in accordance with his Deferral Election forms or the default provisions of this Agreement (where no time or form of payment has been selected on a Deferral Election form).

5.05	Change in the Time and Form of Payment

Executive may change his or her election to a subsequent payout by submitting a subsequent Deferral Election form to the Chief Financial Officer of the Corporation, which must comply with Code section 409A and Treasury Regulations thereunder. Such subsequent deferral election may not take effect until at least 12 months after the date on which the election is made and the election must be made at least 12 months before the payment is scheduled to be made or commence (where required by Treasury Regulations under Code section 409A). The payment with respect to which such subsequent deferral election is made must be deferred for a period not less than five years from the date the payment would otherwise be made or commence. The payment election forms most recently accepted by the Board shall govern the payout of benefits.

5.06	Hardship Distribution

(a) A distribution of a portion of Executive’s Account because of an Unforeseeable Emergency will be permitted only to the extent required by Executive to satisfy the emergency need. Whether an Unforeseeable Emergency has occurred will be determined by the Board, in its sole discretion. Distributions in the event of an Unforeseeable Emergency may be made by and with the approval of the Board upon written request by Executive. A distribution because of an Unforeseeable Emergency shall be paid in a single lump sum within 30 days after Board approval.

(b) An “Unforeseeable Emergency” is defined as a severe financial hardship to Executive resulting from a sudden and unexpected illness or accident of Executive or of a dependent of Executive, loss of Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond Executive’s control. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any event, any distribution under this Agreement section shall not exceed the remaining amount required by Executive to resolve the hardship after (i) reimbursement or compensation through insurance or otherwise, (ii) obtaining liquidation of Executive’s assets, to the extent such liquidation would not itself cause a severe financial hardship, or (iii) suspension of deferrals under this Agreement. If Executive claims hardship, he shall be required to submit to the Board documentation of the hardship and proof that the loss is not covered by other means.

5.07	Prohibition on Acceleration

Except as provided in Code section 409A or Treasury Regulations thereunder, no acceleration in the time or schedule of any amount scheduled to be paid under this Agreement is permitted.

ARTICLE VI

FUNDING

The Corporation has only a contractual obligation to pay the benefits described in this Agreement. All benefits are to be satisfied solely out of the general corporate assets of the Corporation and shall remain subject to the claims of its general creditors. No assets of the Corporation will be segregated or committed to the satisfaction of its obligations to the Executive or any Beneficiary under this Agreement. If the Corporation, in its sole discretion, elects to purchase life insurance on the life of the Executive in connection with this Agreement, the Executive must submit to a physical examination, if required by the insurer, and otherwise cooperate in the issuance of such policy or his rights under this Agreement will be forfeited.

The Corporation shall establish a grantor trust which may be used to hold assets of the Corporation which are maintained as reserves against the Corporation’s unfunded, unsecured obligations hereunder. Such reserves shall at all times be subject to the claims of the Corporation’s general creditors. To the extent such trust or other vehicle is established, and assets contributed, for the purpose of fulfilling the Corporation’s obligations hereunder, then such obligation of the Corporation shall be reduced to the extent such assets are utilized to meet its obligations hereunder. Any such trust and the assets held thereunder are intended to conform in substance to the terms of the model trust described in Revenue Procedure 92-64. The Corporation is required to deposit assets in such trust, equal to the amount of Base Salary deferred by the Executive, within five business days of the date such Base Salary would otherwise have been paid to the Executive.

ARTICLE VII

MODIFICATION OR TERMINATION OF AGREEMENT

This Agreement may be modified or terminated only by a written instrument signed by both parties, and only in a manner that does not violate Code section 409A and the Treasury Regulations thereunder.

ARTICLE VIII

OTHER BENEFITS AND AGREEMENTS

The benefits provided for Executive and his Beneficiary under this Agreement are in addition to any other benefits available to such Executive under any other Agreement or program of the Corporation for its employees. Except as may otherwise be expressly provided for, this Agreement shall supplement and shall not supersede, modify, or amend any other Agreement or program of the Corporation in which the Executive is participating.

ARTICLE IX

RESTRICTIONS ON TRANSFER OF BENEFITS

No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If the Executive or any Beneficiary under this Agreement should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the Board, shall cease and terminate, and, in such event, the Board may hold or apply the same or any part thereof for the benefit of such Executive or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the Board may deem proper.

ARTICLE X

CLAIMS PROCEDURE

All claims for benefits shall be presented to the Board. If the Board wholly or partially denies the Executive’s or a Beneficiary’s claim for benefits, the Board shall review the claim in accordance with applicable procedures described in ERISA.

ARTICLE XI

MISCELLANEOUS

11.01	No Guarantee of Employment

This Agreement does not in any way limit the right of the Corporation at any time and for any reason to terminate the Executive’s employment which termination may affect or preclude the Executive’s entitlement to an Account. In no event shall this Agreement, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Corporation and the Executive.

11.02	Binding Nature

This Agreement shall be binding upon the Corporation and its successors and assigns, subject to the provisions of Article VII, and upon the Executive, his Beneficiary, and either of their assigns, heirs, executors, and Boards.

11.03	Governing Law

To the extent not preempted by federal law, this Agreement shall be governed and construed under the laws of the Commonwealth of Virginia (including its choice of law rules, except to the extent those rules would require the application of the law of a state other than Virginia) as in effect at the time of their adoption and execution, respectively.

11.04	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral negotiations and understandings.

11.05	Severability

If any provision of this Agreement should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Corporation and the Executive have caused this Agreement to be executed on the dates set forth below.

HERITAGE BANKSHARES, INC.

By:	/s/ Peter M. Meredith, Jr.
Chairman of the Board

Date: February 1, 2010

HERITAGE BANK

By:	/s/ Peter M. Meredith, Jr.
Chairman of the Board

Date: February 1, 2010

MICHAEL S. IVES

/s/ Michael S. Ives

Date: February 1, 2010